UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549             SEC File Number
                                                                   333-51713
                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING            CUSIP Number
                                                                   570910AB5

(CHECK ONE):  [X] Form 10-K    [ ] Form 20-F    [ ] Form 11-K   [ ] Form 10-Q
              [ ] Form N-SAR

      For Period Ended: December 31, 1999
      [ ] Transition Report on Form 10-K
      [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K
      [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR For the

      Transition Period Ended:
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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.

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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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      Full Name of Registrant       Market Hub Partners Storage, L.P.

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      Former Name if Applicable           N/A

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      Address of Principal Executive Office (Street and Number)
                  16420 Park Ten Place, Suite 420
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      City, State and Zip Code
                  Houston, Texas 77084
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PART II - RULES 12B-25(b) AND (c)
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[X] If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      The registrant experienced turnover in executive management as of March 15, 2000. As a result, executive management has not been able to complete its review of, and needs additional time to complete and file, the Form 10-K for the fiscal year ended December 31, 1999.

      For the reasons set forth above, the registrant cannot timely file its Annual Report on Form 10-K without unreasonable effort or expense.

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PART IV - OTHER INFORMATION
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      (1)   Name and  telephone  number of person to contact in regard to this notification

      Robert S. McClain                 (281)                 597-6233
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      (Name)                        (Area Code)       (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        [X] Yes       [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [ ] Yes       [X] No

      If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           MARKET HUB PARTNERS STORAGE, L.P.
                          ---------------------------------
               (Name of the Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 30, 2000                     By:   /S/ ROBERT S. MCCLAIN
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                                             Robert S. McClain, Vice President
                                                and Chief Financial Officer

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